Exhibit 99.1

         PACEL Corp. announces acquisition of United Personnel Services


Pacel Corp. (OTCBB:PCCE) announces that it has acquired United Personnel Services, Inc. headquartered in Auburn, Maine.

United Personnel Services, Inc is a Professional Employment Organization (PEO) founded in 1999. PACEL Corp. entered into a Letter of Intent to purchase United Personnel Services, Inc. and its sister corporation, World Wide Personnel Services of Maine, Inc., in November 2005. PACEL Corp. anticipates closing on the acquisition of World Wide Personnel Services of Maine, Inc. within the next 3 weeks.

Combined, these companies generate in excess of $2.5 million a year in revenue, serving over 60 clients. PACEL Corp. anticipates $500,000 in gross profit annually from these companies. The addition of both companies will strengthen PACEL Corp.'s presence along the eastern United States.

These companies specialize in quality human resource management services and guidance for small to mid-sized businesses. In order to minimize expenses and have a seamless transition of clients, current management will operate the business affairs and operations both companies.

Ms. Toni Peterson, President of United Personnel Services, Inc stated "We believe becoming part of the Pacel family of superior Human Resource Outsourcing companies allows us to broaden service to our existing clients and add new clients."

"We are very excited about United Personnel Services, Inc becoming part of the Pacel family of Human Resource Outsourcing companies. United Personnel Services, Inc not only strengthens Pacel's our client base but also our management team. The acquisition of United Personnel Services, Inc is one example of how Pacel Corp. is dedicated to increasing its revenue and market presence in the growing Human Resource Outsourcing marketplace." stated Gary Musselman, President and CEO of Pacel Corp.

PEO companies are growing at a rate of greater than 20% and most experts predict this rate of growth can be sustained for 5-10 years as PEO's respond to the growing need for their services. The Small Business Administration estimates there are nearly 6 million businesses with fewer than 100 employees. These small to mid-sized businesses employ over 52 million employees with an aggregate payroll of over $1.1 trillion. It is estimated the PEO industry currently has between 2-3 million worksite employees with annual payrolls greater than $18 billion. With just 2% of the market, the growth in PEO services is unlimited. With an average annual growth rate of 20%, more and more business owners are turning to the Professional Employer Industry to provide them with the tools they need to increase productivity and profits.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: Forward-looking statements in this news release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by forward-looking statements, including the impact of competition, the success of existing and new product releases, the management of our growth, and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission

SOURCE: Pacel Corp.